EXHIBIT 16.1

  AmeriVest
Properties Inc.


                                  NEWS RELEASE
CONTACT:

AMERIVEST PROPERTIES INC.         1780 S. Bellaire Street          Listed:  AMEX
Kim Boswood, Investor Relations          Suite 515          Trading Symbol:  AMV
Phone:  (303) 297-1800 ext. 118    Fax:  (303) 296-7353    www.amvproperties.com
                                                           ---------------------
kim@amvproperties.com

FOR IMMEDIATE RELEASE

                  AMERIVEST SELECTS KPMG AS INDEPENDENT AUDITOR

DENVER, CO. (August 9, 2002)-- AmeriVest Properties Inc. (AMEX: AMV) announced today that its Board of Directors has appointed KPMG LLP as AmeriVest's independent auditor, replacing Arthur Andersen LLP. "Arthur Andersen has been AmeriVest's independent auditor since 2000. During that time, Andersen provided exemplary professional service," said D. Scott Ikenberry, AmeriVest's chief financial officer. "We thank Arthur Andersen for all of their efforts on behalf of AmeriVest and particularly thank the individuals in the Denver office with whom we have had the pleasure of working."

     AmeriVest has filed a Current Report on Form 8-K with the Securities and Exchange Commission relating to its change of auditor.

          About AmeriVest Properties Inc. AmeriVest Properties Inc. with its principal office in Denver, Colorado, owns 23 office properties and focuses on serving small to mid-sized office tenants in select markets.


Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.


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2002